UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

INTUITIVE SURGICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30713	77-0416458
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1020 Kifer Road
Sunnyvale, California 94086
(Address of principal executive offices) (zip code)
Jamie Samath, Vice President, Corporate Controller, and Principal Accounting Officer (408) 523-2100
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2017.

Section 1 - Conflict Minerals Disclosure

Item 1.01    Conflict Minerals Disclosure and Report

CONFLICT MINERALS DISCLOSURE

Intuitive Surgical, Inc. (“Intuitive,” “we,” and “our”) is filing a Conflict Minerals Report for the calendar year ended December 31, 2017, which is attached hereto as Exhibit 1.01 and is publicly available at www.intuitivesurgical.com under “SEC Filings” on the “Company—Investor Relations” portion of the website.

Item 1.02    Exhibit

Intuitive is filing the Conflict Minerals Report required by Item 1.01 as an exhibit to this Form SD and listed under Item 2.01 Exhibits.

Section 2 - Exhibits

Item 2.01    Exhibits
The following exhibit is filed as part of this report on Form SD:
Exhibit 1.01    Conflict Minerals Report for the reporting period January 1, 2017, to December 31, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTUITIVE SURGICAL, INC.

Date:	May 31, 2018	By:	/s/ MARSHALL L. MOHR
Marshall L. Mohr
Senior Vice President and Chief Financial Officer